Exhibit 21.1

List of Subsidiaries

Name	State of Incorporation or Organization
1. Comstock Emerald Farm, L.C.	Virginia
2. Comstock Penderbrook, L.C.	Virginia
3. Comstock Potomac Yard, L.C.	Virginia
4. Comstock Ventures XVI, L.C.	Virginia
5. New Hampshire Ave. Ventures, L.L.C.	Virginia
6. Capitol Homes, L.L.C.	North Carolina
7. Comstock Homes of North Carolina, L.L.C.	North Carolina
8. Comstock Homes of Washington, L.C.	Virginia
9. Comstock Property Management, L.C.	Virginia
10. Comstock Realty, LLC	Virginia
11. Comstock Real Estate Services, L.C	Virginia
12. Comstock Yorkshire, L.C	Virginia
13. Comstock Contracting, L.C.	Virginia
14. Comstock Eastgate, L.C.	Virginia
15. Comstock Redland Road, L.L.C.	Virginia
16. Comstock Quarry Road, L.C.	Virginia
17. Comstock Popkins Lane, L.C.	Virginia
18. Comstock Maxwell Square, L.C.	Virginia
19. Comstock Investors VII, L.C.	Virginia
20. Comstock Hall Road, L.C.	Virginia
21. Comstock Highlands, L.C.	Virginia
22. Comstock Investors VIII, L.C.	Virginia
23. Comstock Redland Road II, L.C.	Virginia
24. Comstock Homes of the Carolinas, L.L.C.	North Carolina
25. Comstock Summerland, L.C.	Virginia
26. Comstock New Design, L.C.	Virginia
27. Comstock Sixth Street, L.C.	Virginia
28. Comstock Two Rivers I, L.C.	Virginia
29. Comstock Two Rivers II, L.C.	Virginia
30. Comstock Growth Fund, L.C.	Virginia
31. Superior Title Services, L.C.	Virginia
32. Richmond Station Ventures, L.C.	Virginia
33. Comstock Stone Ridge, L.C.	Virginia
34. Comstock Investors IX, L.C.	Virginia
35. Comstock Growth Fund II, L.C.	Virginia
36. Comstock Beshers, L.C.	Maryland
37. Comstock Powhatan, L.C.	Virginia
38. Comstock Sixth Street, LLC	Virginia
39. Comstock Investors X, L.C.	Virginia
40. Dresden, LLC	Maryland
41. Comstock Solomons, L.C.	Maryland
42. Comstock Redland Road III, L.C.	Maryland